Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO ACQUIRE GRAPHCOM, INC.
—Expands Atlanta Market Share—

HOUSTON, TEXAS – October 3, 2005 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has signed a letter of intent to acquire Graphcom, Inc., located in Atlanta, Georgia.  The transaction is expected to be completed within 60 days.

“Graphcom has distinguished itself with a tradition of quality craftsmanship and outstanding service to its customers,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “We look forward to the opportunity to expand our capabilities and grow our share in the Atlanta market by acquiring a company with a great reputation and a dedicated team of talented employees.”

“This acquisition is an excellent example of a key element of our growth strategy – to expand our geographic footprint and market leadership position through strategic acquisitions of high-quality, well-managed companies,” continued Mr. Davis.  “We have created a very powerful model for long-term growth in sales and profits by combining the operating strengths of the companies we acquire with Consolidated Graphics’ considerable strategic and economic advantages.”

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

#   #   #